U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: May 31, 2001



                            VEGA-ATLANTIC CORPORATION
        (Exact name of small business issuer as specified in its charter)

                                    COLORADO
              (State or other Jurisdiction as Specified in Charter



         00-27845                                        84-1304106
(Commission file number)                    (I.R.S. Employer Identification No.)



                            4600 South Ulster Street
                                    Suite 240
                             Denver, Colorado 80237
                    (Address of Principal Executive Offices)

                                 (800) 721-0016
                           (Issuer's telephone number)

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Items 1, 3 through 6, and 8 and 9 are not applicable.

Item 2. Acquisition or Disposition of Assets

Sale of Subsidiary - Alaskan Explorations Corp.

     On March 27, 2000, Vega-Atlantic Corporation, a Colorado corporation (the "Company") entered into an agreement with the No. 1 Geological Brigade of Yunnan Bureau of Geology and Mineral Resources of Qujing City, Yunnan Province, China, whereby the Company would have the right to acquire a majority interest in the Lemachang silver mine located in the Ludian County Seat, Yunnan Province. On July 26, 2000, the Company completed negotiations and executed a joint venture agreement with the No. 1 Geological Brigade of Yunnan Bureau of Geology and Mineral Resources of Qujing City (the "Lemachang Agreement"). The Company formed Alaskan Explorations Corp., a Turks & Caicos corporation and a wholly-owned subsidiary of the Company ("Alaskan"), to act as the joint venture partner on behalf of the Company.

     Pursuant to the terms of the Lemachang Agreement, the Company was to (i) form a new joint venture company and provide funding in the amount of $4,000,000 to accelerate the drilling on the Lemachang silver mine to increase production, expand resources and improve overall silver recovery, (ii) undertake feasibility studies to ultimately increase production and output to an annual target of 1,000,000 ounces of metallic silver, and (iii) receive an approximate 85% interest in the silver mine and deposit areas. Pursuant to the terms of the Lemachang Agreement, the Company was to further provide an additional $4,000,000 over a five-year period from its portion of operating profits to repay existing silver project capital loans currently outstanding to the Chinese banks.

     On May 11, 2001, the board of directors of the Company determined that the Company was unable to fund its obligations under the Lemachang Agreement and, therefore, it was in the best interests of the Company and its shareholders to sell its equity interest in Alaskan. Therefore, the Company and a corporation organized under the laws of the United Kingdom (the "Purchaser") entered into an agreement dated May 11, 2001 (the "Lemachang Purchase Agreement"), which generally provided for the sale by the Company of Alaskan, its wholly-owned subsidiary. Pursuant to the general terms of the Lemachang Purchase Agreement, the Purchaser (i) acquired all of the issued and outstanding shares of common stock of Alaskan, and (ii) paid $50,000.00 to the Company.

     As a result of consummation of the Lemachang Purchase Agreement, the Company no longer is able to control or manage, directly or indirectly, the exploration and development directives and methods concerning exploration of the Lemachang silver mine.

Sale of Subsidiary - Epicon Resources Group, Ltd.

     On June 8, 2000, the Company entered into an agreement with the No. 4 Geological Brigade of Yunnan Bureau of Geological Exploration and Development to cooperatively explore two separate zinc and lead deposits located in the southwestern Yunnan Province, Republic of China. On July 19, 2000, the Company completed its negotiations and executed a joint venture agreement (the "Baotong Agreement"). The Company formed Epicon Resources Group Ltd., a Belize corporation and wholly-owned subsidiary of the Company ("Epicon"), to act as the joint venture partner on behalf of the Company.

     Pursuant to the terms of the Baotong Agreement, the Company (i) formed a limited liability joint venture company (the "Baotong Mineral Exploration and Development Co."), (ii) acquired an approximate 70% interest in the Baotong Mineral Exploration and Development Co., (iii) conducted limited risk exploration and development of two possible zinc and lead deposits, and (iv) had rights to acquire up to an 85% interest in the Baotong Mineral Exploration and Development Co. with further funding. In accordance with the terms of the Baotong Agreement, the Company was also required to provide up to $1,000,000 over a two-year period for exploration, drilling and tunneling of the possible zinc and lead deposits and conduct further risk exploration.

     On March 15, 2001, the board of directors of the Company determined that the Company was unable to fund its obligations under the Baotong Agreement and, therefore, it was in the best interests of the Company and its shareholders to sell its equity interest in Epicon. Therefore, the Company and a corporation organized under the laws of the United Kingdom (the "Purchaser") entered into an agreement dated March 23, 2001 (the "Baotong Purchase Agreement"), which generally provided, upon completion and satisfaction of technical evaluation and due diligence, for the sale by the Company of Epicon, its wholly-owned subsidiary.

     On May 17, 2001, the Company and Purchaser completed their respective technical evaluation and due diligence and consummated the Baotong Purchase Agreement. Pursuant to the general terms of the Baotong Purchase Agreement, the Purchaser (i) acquired all of the issued and outstanding shares of common stock of Epicon, (ii) paid $1,5000.00 to the Company, (iii) assumed the Company's funding commitment under the Baotong Agreement, and (iv) assumed certain other contractual debts and liabilities.

     As a result of consummation of the Baotong Purchase Agreement, the Company no longer holds its joint venture interest in the Baotong Mineral Exploration and Development Co. and, therefore, is unable to control or manage, directly or indirectly, the exploration and development directives and methods concerning exploration the two separate zinc and lead deposits.

Item 7. Financial Statements and Exhibits.

     (a)  Financial Statements of Businesses Acquired.

          Not Applicable.

     (b)  Pro Forma Financial Information.

          Not Applicable.

     (c)  Exhibits.

          None.


                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                          VEGA-ATLANTIC CORPORATION


Date: May 31, 2001                        By: /s/ Grant Atkins
------------------                        --------------------
                                          Grant Atkins, President


Date: May 31, 2001                        By: /s/ Herb Ackerman
------------------                        ---------------------
                                          Herb Ackerman, Secretary